Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
Integrated Corporate Relations, Inc.
http://www.joann.com
330/463-6865

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES RESULTS FOR FIRST QUARTER

HUDSON, OH – May 30, 2007 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2008 first quarter ended May 5, 2007. Net loss for the first quarter of fiscal 2008 was $1.7 million, or $0.07 loss per diluted share, compared with a net loss of $6.6 million, or $0.28 loss per diluted share, in the prior year first quarter.

For the first quarter, net sales decreased 0.1% to $424.2 million from $424.7 million last year. Same-store sales increased 1.8% for the quarter, versus a same-store sales decrease of 3.9% in the first quarter last year.

Review of Operating Results

Gross margins for the first quarter of fiscal 2008 increased 70 basis points to 47.3% from 46.6% primarily due to reduced sales of clearance inventory compared to the prior year.

Selling, general and administrative expenses decreased to $185.5 million, or 43.7% of net sales, in the first quarter of fiscal 2008 from $189.7 million, or 44.7% of net sales, in the first quarter last year.

Operating profit for the first quarter was $0.1 million, versus an $8.8 million operating loss for the prior year first quarter.

“The first quarter produced an important milestone, as we achieved positive same-store sales for the first time in six quarters, and also expanded our gross margin rate,” said Darrell Webb, chairman, president, and chief executive officer.  “Our strategic plan is on-track and we continue to execute the initiatives designed to generate profitable and sustainable sales growth over the long term.  While it is still early in the fiscal year, I am pleased with the progress we have made to improve the customer shopping experience, enhance our marketing and merchandising programs, and refine our capital investment strategy.”

Store Openings and Closings

During the first quarter of fiscal 2008, the Company opened two superstores and one traditional store and closed 10 traditional stores. For the balance of the year, the Company expects to open three superstores and close 13 traditional stores and one superstore.

Fiscal 2008 Outlook

The Company is reaffirming its previously announced outlook for fiscal 2008. Based upon management’s operating assumptions, the implementation of Jo-Ann Stores’ strategic growth plans, and current market conditions, the Company expects year-over-year improvement in business performance in fiscal 2008. The key considerations for understanding the Company’s outlook for fiscal 2008 include:

•	Same-store sales improving to positive for the year;

•	Gross margin rate improvement for the year;

•	Selling, general and administrative expenses flat for the year, as a percentage of net sales;

•	Capital spending for the full year of $32 to $38 million;

•	Earnings per diluted share in the range of $0.55 to $0.65 for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 7395320.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 619 Jo-Ann Fabric and Craft traditional stores and 175 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, our ability to recruit and retain management personnel, our ability to sell through our inventory at acceptable prices, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended
	May 5,	April 29,
	2007	2006
(Dollars in millions, except per share data)
Net sales	$424.2	$424.7
Cost of sales	223.6	226.7

Gross margin	200.6	198.0
Selling, general and administrative expenses	185.5	189.7
Store pre-opening and closing costs	2.4	5.5
Depreciation and amortization	12.6	11.6

Operating profit (loss)	0.1	(8.8)
Interest expense, net	2.7	3.5

Loss before income taxes and cumulative effect of accounting change	(2.6)	(12.3)
Income tax benefit	(0.9)	(4.7)

Loss before cumulative effect of accounting change	(1.7)	(7.6)
Cumulative effect of accounting change, net of tax	—	1.0

Net loss	$(1.7)	$(6.6)

Loss per common share – basic:
Loss before cumulative effect of accounting change	$(0.07)	$(0.32)
Net loss	(0.07)	(0.28)
Loss per common share – diluted:
Loss before cumulative effect of accounting change	$(0.07)	$(0.32)
Net loss	(0.07)	(0.28)
Weighted average shares outstanding (in thousands):
Basic	24,039	23,316

Diluted	24,039	23,316

OTHER INFORMATION
Number of stores open at period end:
Traditional stores	619	663
Superstores	175	162

	794	825

Square footage at period end (000’s):
Traditional stores	9,257	9,785
Superstores	6,914	6,468

	16,171	16,253

Average square footage per store:
Traditional stores	14,954	14,759

Superstores	39,511	39,924

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	May 5,	April 29,	February 3,
	2007	2006	2007
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$19.9	$26.1	$18.4
Inventories	434.9	463.0	453.4
Deferred income taxes	28.7	38.0	32.0
Prepaid expenses and other current assets	27.7	26.8	30.4

Total current assets	511.2	553.9	534.2
Property, equipment and leasehold improvements, net	306.4	333.9	311.8
Other assets	10.1	10.2	10.7

Total assets	$827.7	$898.0	$856.7

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$134.5	$131.7	$147.5
Accrued expenses	62.4	76.6	74.8

Total current liabilities	196.9	208.3	222.3
Long-term debt	117.8	190.0	125.3
Deferred income taxes	14.4	23.2	14.2
Lease obligations and other long-term liabilities	84.6	82.4	85.1
Shareholders’ equity	414.0	394.1	409.8

Total liabilities and shareholders’ equity	$827.7	$898.0	$856.7